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                                                                   Exhibit 10.30


                   PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS





                              H. G. FENTON COMPANY,
                            A CALIFORNIA CORPORATION

                                    "SELLER"




                              BIOSITE INCORPORATED,
                             A DELAWARE CORPORATION

                                     "BUYER"







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                   PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS


         THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement"), dated as of December 7, 2001, is between H. G. FENTON COMPANY, a California corporation which acquired title as H. G. Fenton Material Company ("Seller"), and BIOSITE INCORPORATED, a Delaware corporation ("Buyer"). This Agreement is entered into with reference to the recitals set forth in Article 1 and constitutes (i) a contract of purchase-and-sale between the parties (which Seller intends to convert into a tax-deferred exchange), and (ii) escrow instructions to STEWART TITLE OF CALIFORNIA, INC. ("Escrow Holder"), the consent of which appears at the end of this Agreement.

                               ARTICLE 1. RECITALS

         1.1 THE LAND. Seller is the owner of the real property consisting of approximately 34.7 gross acres in the Carroll Canyon area of San Diego, California ("Land"), which real property currently encompasses portions of Parcels 1, 2 and 3 of Parcel Map No. 17983, filed in the Office of the County Recorder of San Diego County on January 30, 1998. The Land is depicted as Lots 1 through 10 of Fenton Technology Park as shown on the Tentative Map (defined in Article 2 below, as are other initially capitalized terms not defined when first used). The parties contemplate that Seller will first record the Interim Map, which will consolidate Lots 1 through 10 shown on the Tentative Map into five or more lots or parcels as to which all building rights will be restricted or relinquished, but without dedication for public use of the two cul-de-sacs currently shown on the Tentative Map. The parties also contemplate that, several months after recordation of the Interim Map and using the City's substantial conformance review process, the Final Map will be approved and recorded, in the same form (and with the same number and configuration of lots) as the Interim Map, but with the building restriction rescinded, so that the Land has become five or more buildable lots or parcels. The Land is a portion of the Carroll Canyon Land. The Land to be conveyed hereunder includes all right, title and interest of Seller therein, including, without limitation, all easements, appurtenances, privileges, rights, profits and preferences, together with all intangible rights, warranties, guaranties, contract rights and/or other claims, permits and licenses, related to, arising out of or benefitting, the real property comprising the Land, to the extent of Seller's interest therein and to the extent assignable, excluding, however, any rights reserved by Seller as declarant under the CC&Rs or in Seller's Grant Deed (as those terms are defined below).

         1.2 THE BUSINESS PARK. The Land is part of Seller's planned development known as Fenton Technology Park ("Business Park"), which includes portions of the Carroll Canyon Land and is depicted on EXHIBIT A attached hereto ("Site Plan"). The Business Park will comprise twenty-four (24) buildable lots and associated open space areas, and is being developed pursuant to the Entitlements, which Seller anticipates will be approved in the calendar fourth quarter of 2001. Seller anticipates that the Entitlement Approval Conditions will require that Seller construct the Infrastructure Improvements including, without limitation, the Camino Santa Fe Improvements.

         1.3 INTENTION OF THE PARTIES. Buyer wishes to purchase the Land from Seller, in order to use all of the Land as Buyer's corporate headquarters and as the site of its San Diego operations. Buyer's intended use of the Land fits Seller's goals for the overall Business Park, and Seller is accordingly willing to sell the Land to Buyer, on the terms and subject to the conditions of this Agreement.

                             ARTICLE 2. DEFINITIONS

         2.1 DEFINITIONS. Unless the context otherwise indicates, whenever used in this Agreement:

                  2.1.1 "ADDITIONAL DEPOSITS" means the First Additional Deposit and the Second Additional Deposit.

                  2.1.2 "ADTs" means average daily trips, as used by City in measuring and authorizing traffic generation caused by development.


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                  2.1.3    "ACCEPTABLE ENTITLEMENT APPROVAL CONDITIONS" means
those Entitlement Approval Conditions that Seller anticipates may be imposed by City as conditions to approval of the Entitlements and that would be acceptable to Seller, as set forth on EXHIBIT D.

                  2.1.4 "ASSESSMENT DISTRICT" means an assessment district or Community Facilities District that may be established by Seller pursuant to Paragraph 7.5, either before or after the Close of Escrow, to finance the cost of constructing some or all of the Seller Improvements.

                  2.1.5 "ASSESSMENT DISTRICT CREDIT" means an amount to compensate Buyer for the Land's allocable assessment if Seller elects to form an Assessment District that includes the Land. The Assessment District Credit may be determined in time to be applied as a credit against the Purchase Price, or it may be payable by Seller to Buyer following the Close of Escrow, as set forth in Paragraph 7.5 below.

                  2.1.6 "ASSIGNMENT OF WARRANTIES AND INTANGIBLE RIGHTS" means an instrument in the form attached as EXHIBIT E.

                  2.1.7 "BUSINESS DAY" means any day when City's administration offices are open for the transaction of business by members of the general public.

                  2.1.8 "BUYER'S PROJECT" means Buyer's intended development of the Land.

                  2.1.9 "CAMINO SANTA FE IMPROVEMENTS" means the construction of Camino Santa Fe and the "loop" road depicted on the Site Plan.

                  2.1.10 "CARROLL CANYON LAND" means the real property owned by Seller that will be included within the Business Park or be dedicated for the Camino Santa Fe right of way or to satisfy other Entitlement Approval Conditions.

                  2.1.11 "CASH" means (i) currency, or (ii) a check(s), currently dated, payable to Escrow Holder and honored upon presentation for payment or otherwise constituting immediately available funds, or (iii) if Escrow Holder requires or if the party depositing funds so desires, funds wire-transferred into Escrow Holder's general escrow account(s).

                  2.1.12 "CC&RS" means the Declaration Establishing Covenants, Conditions and Restrictions and Grants of Easements for Fenton Technology Park, in the form prepared by Seller and delivered to Buyer pursuant to Paragraph 7.2.

                  2.1.13   "CITY" means the City of San Diego, California.

                  2.1.14 "CLOSE OF ESCROW" or "CLOSING" means the date Seller's Grant Deed is filed for record with the County Recorder of San Diego County, conveying the Land from Seller to Buyer.

                  2.1.15 "CLOSING DATE" means a date which is thirty (30) days following Buyer's receipt of the latest to be delivered of (i) Seller's written notification of its intent to effect the Closing, (ii) the Grading Certifications, and (iii) Seller's delivery of the notice specified in Paragraph
6.1.5. The currently anticipated Closing Date is July 30, 2002. The Closing Date is subject to extension by Seller to no later than the Latest Closing Date pursuant to Paragraph 6.2 below.

                  2.1.16 "CONTINGENCY DATE" means the date which is the later to occur of (i) December 14, 2001, or (ii) ten (10) Business Days after Buyer's receipt of the CC&Rs.

                  2.1.17   "COUNTY" means the County of San Diego, California.

                  2.1.18 "DEPOSITS" means the Escrow Opening Deposit and the Additional Deposits.


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                  2.1.19   "DEVELOPMENT DECLARATION" means the Declaration
Establishing Covenants, Conditions and Restrictions in the form of EXHIBIT F attached hereto.

                  2.1.20 "ENTITLEMENT APPROVAL NOTICE" means written notice from Seller to Buyer and Escrow Holder, to be sent by Seller not later than January 31, 2002, certifying that (i) City's City Council has approved the Entitlements, and (ii) Seller has approved the Entitlement Approval Conditions pursuant to Paragraph 6.1.3 below.

                  2.1.21 "ENTITLEMENT APPROVAL CONDITIONS" means the payment or construction obligations that are imposed on Seller by City as conditions to approval of the Entitlements.

                  2.1.22 "ENTITLEMENTS" means the Tentative Map, the PDP, and any other land use approvals necessary to authorize the recordation of the Interim and Final Maps and the development of the Business Park.

                  2.1.23   "ESCROW" means the escrow created hereby.

                  2.1.24   "ESCROW HOLDER" means Stewart Title of California,
Inc.

                  2.1.25 "ESCROW OPENING DATE" means the date upon which Escrow Holder has received counterparts of this Agreement signed by both Buyer and Seller.

                  2.1.26 "ESCROW OPENING DEPOSIT" means the sum of Two Hundred Fifty Thousand Dollars ($250,000), which shall be delivered by Buyer to Escrow Holder within one Business Day after the Escrow Opening Date and which shall be applicable to the Purchase Price.

                  2.1.27 "EXCHANGE" means an exchange qualifying for nonrecognition of gain under Internal Revenue Code Section 1031 and the applicable provisions of the California Revenue and Taxation Code.

                  2.1.28 "FINAL MAP" means a final subdivision map recorded in the Official Records in substantial conformance to the Tentative Map and the Site Plan, in the same form and content (and with the same number and configuration of lots) as the Interim Map but without any relinquishment of building rights as to the Land.

                  2.1.29 "FIRST ADDITIONAL DEPOSIT" means the sum of Two Hundred Fifty Thousand Dollars ($250,000), to be delivered by Buyer prior to the Contingency Date to evidence satisfaction of the Feasibility Conditions.

                  2.1.30 "GENERAL AND SPECIAL REAL ESTATE TAXES" means all real property taxes and assessments levied against the Land evidenced by the secured tax bill issued by the Tax Collector of the County.

                  2.1.31 "GRADING CERTIFICATIONS" means written certifications from (i) Seller's soils consultant, certifying to Buyer that the grading of the Land has been completed in substantial conformance with the project soils report and grading specifications for the Business Park, and (ii) Seller's civil engineer, certifying to Buyer: (x) that the lots comprising the Land have been graded in substantial conformance with the grading plans (which have been prepared for Seller as part of the reclamation of the Carroll Canyon Land, and not in connection with a City-issued grading permit); and (y) the Net Salable Area of the Land in its as-graded condition. The Grading Certifications shall not reflect any material deviations from the soils reports and grading plans and specifications that are not approved or deemed approved by Buyer in accordance with Paragraph 7.4.

                  2.1.32 "HAZARDOUS MATERIALS" means any substance, material or other thing regulated by or pursuant to any federal, state or local statute or ordinance by reason of its potential for harm to human health or the environment, or because of its flammability, toxicity, reactivity or corrosiveness, including but not limited to those substances defined as "hazardous substances", "hazardous materials", or "toxic substances"


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in the Comprehensive Environmental Response, Compensation and Liability Act of
1980, as amended, 42 U.S.C. Section 9601 et seq.; or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and also including those substances defined as "hazardous wastes" in Section 25117 of the California Health & Safety Code or as "hazardous substances" in Section 25316 of the California Health & Safety Code; in the regulations adopted and publications promulgated pursuant to all such current and future federal and state laws and local ordinances; and those chemicals to which reference is made in the Safe Drinking Water and Toxic Enforcement Act of 1986, Section 25249.5 et seq. of the California Health & Safety Code.

                  2.1.33 "INFRASTRUCTURE IMPROVEMENTS" means the improvements required by the Entitlement Approval Conditions, which Seller anticipates will include construction of the Camino Santa Fe Improvements, plus all associated utilities. The Infrastructure Improvements are part of the Seller Improvements.

                  2.1.34 "INTERIM MAP" means a final subdivision map recorded in the Official Records, consolidating Lots 1 though 10 shown on the Tentative Map into five or more lots or parcels which are restricted from being built upon, but which are in all other respects legally conveyable lots or parcels in accordance with the California Subdivision Map Act and applicable law.

                  2.1.35 "LATEST CLOSING DATE" means January 31, 2003, which shall be extended day-for-day, to a maximum extension of six (6) months, for each day of Unavoidable Delay that is caused by restrictions on grading or other Pre-Closing Improvements incident to storm-water runoff requirements.

                  2.1.36 "NATURAL HAZARD DISCLOSURE" means the disclosure required to be delivered pursuant to the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136.

                  2.1.37 "NET SALABLE AREA" means the gross area of the Land, minus (i) slope areas beyond the initial three feet (3') of slope (which will be included in Net Salable Area), and (ii) the open space area in the southeast portion of the Land surrounding the SDG&E power poles, as shown on the Site Plan. The term Net Salable Area shall include those areas shown on the Site Plan as cul-de-sacs off the loop road, and the access easements contemplated in Paragraph 1.1. The Net Salable Area shall be certified to the parties and to Escrow Holder in the Grading Certification from Seller's civil engineer.

                  2.1.38 "OFFICIAL RECORDS" means the Official Records of the County Recorder of the County.

                  2.1.39 "PDP" means City of San Diego Planned Development Permit No. 98-1199, being processed by Seller with City as one of the Entitlements.

                  2.1.40   "PERMITTED EXCEPTIONS" means each of the following:
(i) those covenants, conditions, reservations, restrictions, easements and other matters (excepting taxes, deeds of trust or other liens, and LIS PENDENS notices) that are listed as exceptions to coverage in the Pro Forma Title Policy approved by Buyer no later than the Contingency Date; (ii) all easements, dedications and other matters shown on the Tentative Map or Final Map; (iii) the PDP; (iv) the matters reserved or excepted in Seller's Grant Deed; and (v) the CC&Rs in the form provided to Buyer prior to expiration of the Contingency Date, and any revisions thereto which are either reasonably approved by Buyer or do not materially affect the development, use, or value of the Land.

                  2.1.41 "PRE-CLOSING IMPROVEMENTS" means that portion of the Seller Improvements comprising the grading of the Land in substantial conformance with the project soils report for the Business Park and the grading plans. Completion of the Pre-Closing Improvements shall be conclusively evidenced by Seller's delivery of the Grading Certifications.

                  2.1.42 "PRELIMINARY REPORT" means the preliminary title report of the Land issued by Title Insurer as of July 26, 2001, under Order No. 01-0207326A.


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                  2.1.43   "PRO FORMA TITLE POLICY" means a pro forma CLTA
owner's policy of title insurance, reflecting the description of the Land following recordation of the Final Map and based on the Preliminary Title Report. The Pro Forma Title Policy may reflect deletion or endorsement of certain matters shown in the Preliminary Report that would otherwise affect the Land following recordation of the Final Map, but Seller shall have no obligation with respect to such matters (or other endorsements) except to the extent Seller specifically undertakes such obligation.

                  2.1.44 "PROPERTY DOCUMENTS" means each of the following: (i) Vesting Tentative Map/PDP Grading Plan prepared by Rick Engineering and revised as of August 10, 2001; (ii) September 2001 draft Design Guidelines for the Business Park; (iii) Geotechnical Investigation of the Carroll Canyon Land prepared by Geocon, Inc. as dated July 30, 2001; (iv) Draft Environmental Impact Report dated March 16, 2001, with appendices, Volumes I and II; and (v) the Pro Forma Title Policy.

                  2.1.45 "PURCHASE PRICE" means the amount payable by Buyer to Seller for the Land, which shall be $24.50 per square foot of Net Salable Area of the Land. Based on the parties' anticipation that the Net Salable Area will be 25.8 acres or 1,123,848 square feet, the Purchase Price is expected to be $27,534,276. After Buyer's approval of the Grading Certifications, the parties shall jointly advise Escrow Holder in writing of the actual Purchase Price.

                  2.1.46 "SECOND ADDITIONAL DEPOSIT" means the sum of Five Hundred Thousand Dollars ($500,000), to be delivered by Buyer pursuant to Paragraph 4.3 within two (2) Business Days after Seller's delivery of the Entitlement Approval Notice.

                  2.1.47 "SELLER IMPROVEMENTS" means the improvements to be constructed by Seller, including the Infrastructure Improvements, as set forth on EXHIBIT C.

                  2.1.48 "SELLER'S GRANT DEED" means a fully executed and acknowledged original grant deed in the form of EXHIBIT B, conveying the Land to Buyer.

                  2.1.49 "SELLER'S WARRANTIES" means each of the matters set forth in Paragraph 12.2 below.

                  2.1.50 "TENTATIVE MAP" means Vesting Tentative Map No. 98-1199, encompassing the Carroll Canyon Land, being processed with City by Seller as one of the Entitlements, in the form provided to Buyer as part of the Property Documents.

                  2.1.51   "TITLE INSURER" means Stewart Title Insurance
Company.

                  2.1.52 "TITLE POLICY" means a CLTA owner's policy of title insurance, with liability in the amount of the Purchase Price, insuring that the fee title to the Land vests in Buyer subject only to the Permitted Exceptions. The actual Title Policy may contain additional endorsements requested by Buyer, but Seller shall have no obligation with respect to any such additional endorsements except to the extent Seller expressly assumes such obligation. At Buyer's election and sole expense, Buyer may elect that the Title Policy be written with ALTA Extended Coverage pursuant to Paragraph 8.2 below.

                  2.1.53 "UNAVOIDABLE DELAY" means delays caused by any of the following, which to the extent they cause a delay in a party's performance shall excuse the delay and extend the time for such party's performance: acts of the other party; action of the elements; war, terrorism, riot, or civil insurrection; building moratoria, trip generation restrictions or other similar action by the City or other governmental agency or entity; labor disputes; inability to procure or a general shortage of labor or materials in the normal channels of trade; delay in transportation; delay in inspections; delays in or restrictions on grading or other Pre-Closing Improvements incident to storm-water runoff requirements; or any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing. Notwithstanding the foregoing, in no event shall delays caused by a party's financial inability or shortage of funds constitute Unavoidable Delay.

                    ARTICLE 3. AGREEMENT OF PURCHASE AND SALE


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         3.1      AGREEMENT OF PURCHASE AND SALE. In consideration of the
covenants contained in this Agreement, Buyer shall purchase the Land from Seller, and Seller shall sell the Land to Buyer, for the Purchase Price and upon the terms and subject to the conditions of this Agreement.

         3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer according to the following summary:


Escrow Opening Deposit:                                                               $250,000

First Additional Deposit to be delivered to Escrow Holder on or
before the Contingency Date subject to Article 6 below:                               $250,000

Second Additional Deposit to be delivered to Escrow Holder within
two (2) Business Days after Seller's delivery of the Entitlement                      $500,000
Approval Notice:

Cash to be delivered to Escrow Holder upon the Closing Date, LESS interest credited to Buyer on the Deposits and (if applicable) the Assessment District
Credit [to be adjusted based on the
actual Net Salable Area]:                                                          $26,534,276


                 ARTICLE 4. BUYER'S DELIVERIES TO ESCROW HOLDER

         4.1 ESCROW OPENING DEPOSIT. Buyer shall, within one (1) Business Day after the Escrow Opening Date, deliver the Escrow Opening Deposit to Escrow Holder.

         4.2 FIRST ADDITIONAL DEPOSIT. Buyer shall, on or before the Contingency Date and concurrently with satisfaction of the special conditions of Paragraphs 6.1.1 and 6.1.2, deliver the First Additional Deposit to Escrow Holder.

         4.3 SECOND ADDITIONAL DEPOSIT. Buyer shall, within two (2) Business Days after Seller's delivery of the Entitlement Approval Notice, deliver the Second Additional Deposit to Escrow Holder.

         4.4 DELIVERIES BEFORE CLOSING DATE. Buyer shall, no later than 4:00 p.m. of the last Business Day before the Closing Date (or with respect to the Cash delivery, by wire transfer received by Escrow Holder in time for Escrow Holder to authorize recording of Seller's Grant Deed in the Official Records on the Closing Date), deliver to Escrow Holder each of the following:

                  4.4.1 CASH FOR PURCHASE PRICE. In Cash, the balance of the Purchase Price, as the Purchase Price has been determined based on the actual Net Salable Area certified by Seller's civil engineer in the Grading Certifications, less any interest credited to Buyer pursuant to Paragraph 10.1 below and less any Assessment District Credit as to which the parties notify Escrow Holder pursuant to Paragraph 7.5.2 below.

                  4.4.2 BUYER'S CHARGES. In Cash, the charges which are payable by Buyer under Article 9 below.

         4.5 CONDITION TO DELIVERY. Buyer's obligation to deliver funds and instruments under Paragraph 4.4 is conditional upon Buyer's receipt of written or telephonic notification by Escrow Holder that, except for the delivery of such funds and the recordation of documents, this Escrow is in condition to be closed. Escrow Holder is instructed to give the notification to Buyer when this Escrow can, except as to the receipt and disbursement of Cash and the recording of documents, be closed.

         4.6 BREACH. The failure of Buyer to make any delivery described above by the date, or within the time, set forth above shall be a material breach of this Agreement by Buyer.


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                 ARTICLE 5. SELLER'S DELIVERIES TO ESCROW HOLDER

         5.1 DELIVERIES BEFORE CLOSING DATE. Seller shall (i) convey to Buyer the fee estate to the Land, together with all other right, title and interest, tangible and intangible, in and to the real property comprising the Land, free of all encumbrances and matters subject only to the Permitted Exceptions, and (ii) no later than 3:00 p.m. of the day before the Closing Date deliver to Escrow Holder:

                  5.1.1 SELLER'S GRANT DEED. Seller's Grant Deed, conveying the Land to Buyer and meeting the requirements of Title Insurer in order to issue the Title Policy.

                  5.1.2 FIRPTA/CAL-FIRPTA AFFIDAVIT. An affidavit stating in favor of Buyer that Seller is not a "foreign person" as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act and California Revenue and Taxation Code Sections 18805 and 26131 and otherwise meeting the requirements of such statutes such that Buyer is not responsible for withholding any portion of the Purchase Price with respect thereto.

                  5.1.3 ASSIGNMENT OF WARRANTIES AND INTANGIBLE RIGHTS. The Assignment of Warranties and Intangible Rights, signed by Seller as Assignor.

                  5.1.4 CERTIFICATION OF SELLER. Seller's certification to Buyer of the truth and accuracy of Seller's Warranties, as of the Close of Escrow.

         5.2 BREACH. The failure of Seller to make any delivery described above by the date, or within the time, set forth above shall be a material breach of this Agreement by Seller.

       ARTICLE 6. SPECIAL CONDITIONS; TERMINATION; CONSEQUENCES OF FAILURE

         6.1 SPECIAL CONDITIONS. The Close of Escrow is subject to the following special conditions:

                  6.1.1 TITLE. Buyer's approval of the covenants, conditions, reservations, restrictions, easements and other matters (excepting taxes, deeds of trust or other liens) described in the Preliminary Report. Unless Buyer delivers written notice of approval of the state of title to Escrow Holder on or before the Contingency Date, this special condition shall be conclusively deemed to have failed and Buyer shall be entitled to the return of the Deposits then made (subject to any deductions pursuant to Paragraph 8.4.1). If Buyer does approve this condition, all covenants, conditions, reservations, restrictions, easements and other matters (excepting taxes, deeds of trust, mechanic's liens, and LIS PENDENS notices) listed as exceptions to coverage in the Preliminary Report shall be conclusively deemed to be Permitted Exceptions. Notwithstanding anything in the foregoing to the contrary, in no event will any taxes, deeds of trust, mechanic's liens, or LIS PENDENS notices be deemed to be Permitted Exceptions. Nothing in this Paragraph 6.1.1 shall limit or otherwise affect Buyer's right in its sole and absolute discretion to disapprove the suitability of the Land pursuant to Paragraph 6.1.2.

                  6.1.2 SUITABILITY OF LAND. Buyer's approval of the Property Documents, the Entitlements, the ADTs, the CC&Rs and the physical condition, soils, development potential, marketability and all other aspects of the Land which Buyer, in its sole discretion, deems material to Buyer's decision to purchase the Land. Unless Buyer has delivered to Escrow Holder, no later than 4:30 on the Contingency Date, both written notice of approval of this condition and the First Additional Deposit, this condition shall be conclusively deemed to have failed. If Buyer does not timely approve this condition, Buyer shall be entitled to the return of the Escrow Opening Deposit (subject to any deductions pursuant to Paragraph 6.4). Buyer's approval of the Land and Property Documents as of the Contingency Date shall not be deemed to extend to any material change or modification therein occurring after the Contingency Date.

                  6.1.3 APPROVAL OF ENTITLEMENTS. City's approval of the Entitlements and Seller's approval of the Entitlement Approval Conditions. Unless Seller delivers the Entitlement Approval Notice to Buyer and Escrow Holder on or before January 31, 2002, this special condition shall be conclusively deemed to have failed and Buyer shall be entitled to the return of the Escrow Opening Deposit (subject to any deductions


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pursuant to Paragraph 6.4). The parties acknowledge and agree that unless the
Entitlement Approval Conditions are wholly consistent with and do not go beyond the Acceptable Entitlement Approval Conditions listed in EXHIBIT D, Seller shall have the right, in Seller's sole discretion and notwithstanding City's conditional approval of the Entitlements, to determine that the Entitlement Approval Conditions are unacceptable and therefore not to send the Entitlement Approval Notice. In such event, this special condition will fail, and Buyer shall be entitled to the return of the Deposits (subject to any deductions pursuant to Paragraph 6.4) and to reimbursement of out-of-pocket expenses pursuant to Paragraph 6.4 below.

                  6.1.4 INFRASTRUCTURE IMPROVEMENT PERMIT AND BOND. City's issuance to Seller of a permit for construction of the Camino Santa Fe Improvements and Seller's having posted all bonds required by City in connection therewith. This condition shall be deemed satisfied only upon Seller's delivery of written notice to Buyer that the Camino Santa Fe Improvements have been bonded and permitted, accompanied by copies of the permit and bonds.

                  6.1.5 GRADING CERTIFICATIONS. Seller's delivery of the Grading Certifications to Buyer and Escrow Holder.

                  6.1.6 FINAL MAP. Recordation of the Final Map prior to the Closing Date, such that (i) Seller may convey the Land in compliance with the California Subdivision Map Act and other applicable law, and (ii) any relinquishment of building rights shown on the Interim Map have been rescinded or otherwise made inapplicable to the Land.

                  6.1.7 NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred that materially and adversely affects the physical condition of the Land from that contemplated by the Grading Certifications, or that causes the release or discharge of any material quantity of Hazardous Materials on or beneath the Land in violation of applicable law, or that changes the Land's zoning to be inconsistent with the approved Entitlements. This condition shall be conclusively deemed satisfied unless Buyer delivers written notice to Seller and Escrow Holder, at least one (1) Business Day prior to the then-scheduled Closing Date, setting forth a detailed description of the events or conditions giving rise to Buyer's claim that this special condition has failed.

                  6.1.8 UNTRUTH OR INVALIDITY OF CERTAIN REPRESENTATIONS AND WARRANTIES. There shall have occurred no events or circumstances following the Escrow Opening Date that would both (i) render invalid any of the representations and warranties of Seller set forth in Paragraphs 12.2.5 through
12.2.12 below, and also (ii) materially and adversely affect Buyer's Project. This condition shall be conclusively deemed to have been satisfied unless Buyer delivers to Escrow Holder, on or before 3:30 p.m. on the last Business Day before the Closing Date, written notice accompanied by a statement setting forth in detail of the specific representation and warranty which is invalid, and the facts or circumstances which have rendered it invalid, and the nature of the material and adverse effect of those facts or circumstances on Buyer's Project.

         6.2      EXTENSION OF CLOSING DATE.

                  6.2.1 TO ACCOMMODATE SELLER'S EXCHANGE. Seller shall have the right to extend the Closing Date one or more times to a date that is no later than the Latest Closing Date, in order to accommodate Seller's Exchange, by delivery each time to Escrow Holder and to Buyer of written notice of extension at least ten (10) Business Days before the then-scheduled Closing Date.

                  6.2.2 TO ACCOMMODATE DELAY IN PERMIT, FINAL MAP OR GRADING CERTIFICATIONS. If the requirements under Paragraph 6.1.4 above have not been met, or if the Grading Certifications have not been delivered, or the Final Map has not been recorded, by the tenth (10th) Business Day before the then-scheduled Closing Date, the Closing Date shall be automatically extended until the date which is the earlier to occur of the Latest Closing Date or ten
(10) Business Days after satisfaction of all such requirements.

         6.3 WAIVER. The special conditions described in Paragraphs 6.1.1, 6.1.2, 6.1.7 and 6.1.8 are for the benefit of Buyer, and if not timely satisfied (or deemed satisfied) may thereafter be waived unilaterally by Buyer unless and until such time as either party elects to terminate this Escrow pursuant to the following Paragraph. The special conditions of Paragraphs 6.1.3 through 6.1.5 are for the benefit of both parties, and if

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not timely satisfied may thereafter be waived only by both parties. Any such waiver will be effective only if the same is in writing, signed by the waiving party, and delivered to Escrow Holder prior to delivery by either party of a written notice of termination pursuant to the following Paragraph. The special condition described in Paragraph 6.1.6 cannot be waived.

         6.4 TERMINATION. If any of the special conditions described in Paragraph 6.1 has been neither satisfied nor waived in the manner and by the time specified therein, a party who is not then in default hereunder shall have the right to terminate this Agreement (and the Escrow) by delivering a written notice of termination to Escrow Holder. The right to so terminate this Agreement (and the Escrow) shall be optional, not mandatory. If the notice is delivered, the provisions of Paragraph 8.4 shall apply. In addition, if the grounds for termination is Seller's failure to approve the Entitlement Approval Conditions pursuant to Paragraph 6.1.3, Seller shall reimburse Buyer, within thirty (30) days after receipt of paid invoices and other documentation reasonably requested by Seller, for all out-of-pocket expenses reasonably incurred by Buyer for third-party consultants, engineers, attorneys and others involved in Buyer's investigation of the Property or negotiation and documentation of this Agreement and shall be responsible for all escrow termination costs and fees. In all other instances of a permitted termination of this Agreement, escrow termination fees and costs shall be split equally between the parties.

                  ARTICLE 7. PRE-CLOSING RIGHTS AND OBLIGATIONS

         7.1 LIMIT ON ESCROW HOLDER'S RESPONSIBILITIES. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

         7.2 DELIVERY OF DOCUMENTS; COOPERATION. Buyer acknowledges having received and reviewed the Property Documents, the CC&Rs and a Natural Hazard Disclosure. Seller shall make available to Buyer any updates or replacements of any of the delivered Property Documents that Seller receives during the term of this Agreement. Also during the term of this Agreement, Seller shall allow Buyer and its agents, consultants and advisors access, during normal business hours and on reasonable advance notice, to any other documents relating to the Land that are in Seller's files or reasonably accessible to Seller. Seller shall cooperate as reasonably requested by Buyer in connection with Buyer's investigation of the Land, but at no expense to Seller.

         7.3 PROCESSING OF INTERIM AND FINAL MAPS AND IMPROVEMENT PLANS. Promptly following Seller's delivery of the Entitlement Approval Notice, Seller shall apply for, and thereafter diligently process with City, at Seller's sole expense, the Interim and Final Maps and the improvement plans for the Infrastructure Improvements and other Seller Improvements. Because all of the Land will be used for Buyer's Project, in order to eliminate the need for the two cul-de-sacs shown on the Tentative Map, the process Seller intends using to obtain recordation of the Final Map involves Seller's first processing and recording the Interim Map, which will consolidate Lots 1 through 10 shown on the Tentative Map into no fewer than five lots or parcels as to which all building rights will be restricted or relinquished, but without dedication for public use of the two cul-de-sacs shown on the Tentative Map. With respect to the cul-de-sacs, Buyer acknowledges that City may require reservation on the Interim and Final Maps of access easements in the approximate locations of the cul-de-sacs, with the easements to be extinguishable on City's approval of the site plan to be processed by Buyer as part of Buyer's Project. Several months after recordation of the Interim Map, using the City's substantial conformance review process, Seller expects to obtain approval and recordation of the Final Map, in the same form (and with the same number and configuration of lots) as the Interim Map but with the building restriction rescinded, so that the Land will exist as five or more buildable lots or parcels. In processing the Interim and Final Maps, Seller shall seek input from and consult with Buyer (including without limitation as to the number and configuration of the five or more lots or parcels to be created on the Interim and Final Maps), and shall afford Buyer the opportunity to be present in discussions with City regarding the maps. Seller shall use reasonable efforts to prevent imposition by City of, and Buyer shall have the right reasonably to approve, any conditions that would impose on Buyer any off-site improvement obligations or additional fees (beyond those payable at building permit issuance and the anticipated Mira Mesa Facilities Benefit Assessment fees).

         7.4 PRE-CLOSING IMPROVEMENTS BY SELLER. Seller shall use commercially reasonable efforts to obtain a permit for construction of the Camino Santa Fe Improvements, to post all bonds required by City in connection therewith. Following City's approval of the improvement plans for the Infrastructure Improvements,

Seller shall use commercially reasonable efforts to promptly obtain the necessary other permits for and shall commence and complete construction of the Pre-Closing Improvements as soon as practicable. Buyer shall be entitled to observe the grading of the Land, and bring to Seller's attention any perceived discrepancies or deviations from the grading plans and specifications. The parties acknowledge, in this regard, the possibility that in the course of the grading of the Land, Seller's soils consultant and/or civil engineer may propose changes to the grading plans or specifications to address conditions in the field. If any such proposed changes would materially and adversely affect the Land or Buyer's Project (E.G., by the loss of a material portion of the pad area usable for Buyer's Project), Seller shall deliver to Buyer notice of the proposed change and reasonable supporting information, and Buyer shall have a period of five (5) Business Days in which to approve or disapprove the change. Buyer's failure to respond within the specified period shall be conclusively deemed Buyer's approval of the proposed change. Any change that is approved or deemed approved by Buyer shall thereafter be deemed part of the approved soils report, grading specifications and/or grading plans, for purposes of the Grading Certifications. If the Grading Certifications as presented by Seller do reflect any material deviation from the approved soils report, grading specifications and/or grading plans (as the same may have been modified pursuant to the preceding sentence), Buyer shall have a period of five (5) Business Days in which to approve or disapprove the deviation; in the absence of any such material deviation, Buyer shall have no right to approve or disapprove the Grading Certifications.

         7.5      ASSESSMENT DISTRICT FOR INFRASTRUCTURE IMPROVEMENTS.

                  7.5.1 GENERAL. Buyer acknowledges that Seller may join with the owner of the real property to the east of Camino Santa Fe in forming an Assessment District to finance approximately $11,000,000 of the costs of constructing some or all of the Seller Improvements and other infrastructure serving the Carroll Canyon Land, and that the Land will likely be included in the Assessment District. The parties also acknowledge that the Purchase Price has been determined to reflect Seller's being responsible for the Infrastructure Improvements and other improvements that may be financed by the Assessment District. Accordingly, subject to the provisions of this Paragraph 7.5, the parties wish to provide for Seller's right to include the Land in an Assessment District, whether the same is formed before or after the Close of Escrow, and for Seller, not Buyer, to bear the cost of the Land's allocable share of any assessments imposed by the Assessment District. Subject to the provisions of this Paragraph 7.5, Buyer agrees to take title to the Land subject to the lien of the Assessment District, and to cooperate with Seller as is reasonably necessary in Seller's efforts to form the Assessment District. Seller shall keep Buyer informed of Seller's decision whether to seek the Land's inclusion in an Assessment District, and shall provide Buyer with copies of the material correspondence and other documents relating to formation of any Assessment District.

                  7.5.2 PRE-CLOSING FORMATION OF ASSESSMENT DISTRICT. If, prior to the Close of Escrow, the Assessment District has been formed and the amount of the Land's allocable assessment thereunder is known, then Buyer shall be entitled to the Assessment District Credit to be applied against the Purchase Price. The amount of the Assessment District Credit shall be determined at Buyer's election, as either (i) the amount necessary to pay in full the Land's share of such assessment prior to issuance of bonds, or (ii) the present value of the aggregate of the Land's future assessment payments taken to term, using the bonds' effective interest rate as the discount rate for present value determination. Upon determination of the amount of the Assessment District Credit, if any, the parties shall notify Escrow Holder in writing and such amount shall not be required to be deposited by Buyer into Escrow as part of the Purchase Price. If Land has been irrevocably subjected to the Assessment District but the exact amount of the Land's assessment has not been determined, then at Seller's election, either of the following shall apply:

                             (a) Seller shall provide a letter of credit issued by a bank reasonably approved by Buyer (or other security reasonably satisfactory to Buyer) in the amount reasonably estimated by Seller and approved by Buyer as the likely amount of the Assessment District Credit as security for Seller's reimbursement obligation, Buyer shall pay the full Purchase Price without the Assessment District Credit, and upon the post-Closing determination of the exact amount of the Land's share of the assessment, Seller shall reimburse Buyer, in Cash, for the amount that would have been the Assessment District Credit.

                             (b) The parties shall instruct Escrow Holder to retain as security for Seller's reimbursement obligation, from funds that would otherwise have been payable to Seller, the amount reasonably estimated by Seller and approved by Buyer as the likely amount of the Assessment

         District Credit, and upon the post-Closing determination of the exact amount of the Land's share of the assessment, Buyer shall be entitled to that portion of the held-back funds in the amount that would have been the Assessment District Credit, and Seller shall be entitled to the balance, if any. If the amount of the held-back funds is less than the amount that would have been the Assessment District Credit, Seller shall pay the difference to Buyer within thirty (30) days after the determination of the amount has been made.

                  7.5.3 POST-CLOSING FORMATION OF ASSESSMENT DISTRICT. If the Assessment District has not been formed as of the Close of Escrow, for a period of three (3) years after the Close of Escrow (or until such earlier time as Seller notifies Buyer in writing that Seller will not be seeking the Land's inclusion within an Assessment District), Buyer shall cooperate as reasonably requested by Seller in forming the Assessment District following the Close of Escrow, including, without limitation, voting in favor of the formation thereof in the manner and at the times as are determined by Seller in its sole discretion. Upon the determination of the exact amount of the Land's share of the assessment, Seller shall reimburse Buyer, in Cash, for the amount that would have been the Assessment District Credit; provided, however, that Buyer shall have no obligation to subject the Land to the Assessment District unless and until Seller provides Buyer a letter of credit issued by a bank reasonably approved by Buyer (or other security reasonably satisfactory to Buyer) in the amount reasonably estimated by Seller and approved by Buyer as the likely amount of the Assessment District Credit, as security for Seller's reimbursement obligation. Upon the expiration of the three-year period after the Close of Escrow, or following Seller's written notification to Buyer that Seller will not be seeking the Land's inclusion within an Assessment District, Buyer shall have no further obligation to cooperate with Seller's efforts to form the Assessment District. Until such time, and subject to Buyer's receipt of the letter of credit or other security:

                             (a) Buyer shall not file any written or oral protest or opposition of any kind to the formation of the Assessment District or the levying of liens, assessments, taxes, special taxes, exactions, fees, and/or charges (collectively "Impositions") through the Assessment District.

                             (b) Buyer shall consent to, or, if an election is called, cast its vote in favor of the Assessment District and the levying of Impositions by the Assessment District.

                             (c) Buyer shall not take any action that would in any way interfere with the formation of the Assessment District or decisions made or actions taken by Seller with respect to the Assessment District or the bond financing relating thereto, including, without limitation, the timing of commencement of Impositions, the amount of Impositions, the spreading of Impositions and the use of the Impositions collected by the Assessment District.

                             (d) To the extent any owner of record of the Land has the right to protest the formation of the Assessment District, those rights shall be held solely by Seller. Upon the request of Seller, Buyer shall grant Seller its proxy to vote its interest as a landowner in any election involving the Assessment District.

         7.6 COOPERATION WITH SELLER'S EXCHANGE. Buyer agrees to cooperate with Seller in effecting an Exchange, including, without limitation, consenting to the assignment of this Agreement to a qualified intermediary selected by Seller, provided that any such exchange transaction, and the related documentation, shall not: (i) require Buyer to execute any contract (other than as set forth herein), make any commitment, or incur any cost, liability or obligations, contingent or otherwise, to third parties which would expand Buyer's obligations beyond those arising under this Agreement absent the Exchange, (ii) delay the Closing or the transaction contemplated by this Agreement except as provided in Paragraph 6.2 above, or (iii) require Buyer to acquire title to any other real property. In connection with and without limiting the foregoing, Buyer shall sign and deliver to the Seller, no later than five (5) days prior to the Closing Date, documents substantially similar to those which are attached as EXHIBIT D. Notwithstanding any assignment by Seller in connection with an Exchange, all representations, warranties and covenants of Seller expressly set forth herein shall continue to be for the benefit of Buyer.

                             ARTICLE 8. THE CLOSING

         8.1 CONDITIONS TO CLOSING. Escrow Holder shall close this Escrow on the Closing Date (as the same may have been extended pursuant to Paragraph 6.2) by (i) filing in the Official Records the Development Declaration, Seller's Grant Deed and such other documents as may be necessary to procure the Title Policy, and (ii) delivering funds and documents to the parties (as set forth in the Article of this Agreement entitled "Distribution of Funds and Documents") WHEN AND ONLY WHEN each of the following conditions has been satisfied:

                  8.1.1 DELIVERIES. All funds and documents described in Articles 4 and 5 have been delivered to Escrow Holder.

                  8.1.2 THE TITLE POLICY. Title Insurer is irrevocably committed to issue the Title Policy.

                  8.1.3 SPECIAL CONDITIONS. The special conditions of Paragraph 6.1 have been either satisfied or waived.

         8.2 ALTA EXTENDED COVERAGE TITLE POLICY. Buyer may, at its option, direct Escrow Holder to procure an ALTA Extended Coverage Title Policy from Title Insurer, with liability in the amount of the Purchase Price. If Buyer does so elect an ALTA Extended Coverage Title Policy, then all references in this Agreement to the "Title Policy" shall refer to the ALTA Extended Coverage Title Policy; provided, however, Buyer shall be solely responsible to timely supply to Title Insurer, at Buyer's sole cost, any ALTA survey required by Title Insurer as a condition to the issuance of the ALTA Extended Coverage Title Policy, and provided further, that the term "Permitted Exceptions shall thereafter include both (i) the exclusions listed in the standard "Schedule of Exclusions from Coverage" of the ALTA tended Coverage Title Policy, and (ii) any off-record matters not reflected in the Pro Forma Title Policy that Title Insurer determines, by an ALTA survey or otherwise, will affect the Land.

         8.3      EARLY CLOSING. If all of the conditions set forth in Paragraph
8.1 become satisfied at a date earlier than the Closing Date, Escrow Holder shall, at Buyer's request and subject to Seller's approval, close this Escrow at the earlier date.

         8.4 DELAYED CLOSING; TERMINATION. If Escrow Holder cannot close this Escrow on or before the Closing Date, it shall, nevertheless, close the Escrow when all conditions have been satisfied or waived, unless after the Closing Date and prior to the Close of Escrow, Escrow Holder receives a written notice to terminate this Agreement and the Escrow from a party who, at the time the notice is delivered, is not in default under this Agreement; provided, however, Seller's failure to effect the Exchange by the Closing Date shall not be grounds for termination of this Agreement or the Escrow by Seller. The right to terminate this Agreement and this Escrow will be optional, not mandatory.

                  8.4.1 TERMINATION OF ESCROW. Escrow Holder shall have no liability or responsibility for determining that a party giving a written notice to terminate is not in default under this Agreement. Within five (5) Business Days after receipt of a notice from one party, Escrow Holder shall deliver one copy of such notice to the other party. Unless written objection to termination of this Escrow is received by Escrow Holder within five (5) Business Days after Escrow Holder delivers such notice to the other party, Escrow Holder shall promptly terminate this Escrow and, unless Paragraph 6.4 specifies otherwise, return all funds and documents held by it to the party who deposited the same. If written objection to the termination of this Escrow is delivered to Escrow Holder within such five (5) Business Day period, Escrow Holder is authorized to hold all funds and documents delivered to it in connection with this Escrow and Escrow Holder may, in Escrow Holder's sole discretion, take no further action until otherwise directed, either by the parties' mutual written instructions or by a final order or judgment of a court of competent jurisdiction. In the event of any litigation involving the retention of the Deposits, all costs associated therewith (including any costs incurred by Escrow Holder in an interpleader action) shall be borne by the party who is not the "prevailing party" as determined pursuant to Paragraph 19.1 below.

                  8.4.2 LEGAL REMEDIES OF PARTIES NOT AFFECTED. Subject to the possible applicability of Paragraphs 14.3 or 14.4, neither (i) the exercise of such right of termination, (ii) delay in the exercise of such right, nor
(iii) the return of funds and documents, shall affect the right of the party giving the notice of termination to recover damages or pursue other available legal remedies for the other party's breach of this

Agreement. Nor shall (a) the receipt of the notice, (b) any failure to object to termination of this Escrow, or (c) the return of funds and documents affect the right of the other party to recover damages or pursue other available legal remedies for the breach of the party who gives the notice of termination.

                      ARTICLE 9. PRORATIONS, FEES AND COSTS

         9.1 PRORATION OF PROPERTY TAXES. Escrow Holder shall prorate (I.E., apportion) between the parties, in Cash, to the Close of Escrow, General and Special Real Estate Taxes, based on the latest information available to Escrow Holder from the appropriate city or county office; provided, however, that the prorations shall be made by Escrow Holder without regard to any supplemental assessments levied pursuant to California Revenue & Taxation Code,
Section 75 and following, which shall be prorated pursuant to Paragraph 9.2 below. All prorations shall be done based strictly upon the date on which the Close of Escrow occurs, without regard to the payment due date. All General and Special Real Estate Taxes levied on the Land with respect to periods up to and including the Closing Date shall be the responsibility of Seller and all such amounts levied with respect to periods subsequent to the Closing shall be the responsibility of Buyer.

         9.2 SUPPLEMENTAL TAXES. A supplemental tax bill representing the tax due on any supplemental assessment relating to a date prior to the Close of Escrow may be issued either before the Close of Escrow or subsequent thereto. If a supplemental tax bill is received by Seller and delivered to Escrow Holder prior to the Close of Escrow, Escrow Holder shall prorate said bill as specified in Paragraph 9.1 above. If a supplemental tax bill is received by either party after the Close of Escrow, the parties agree to prorate the amount of the supplemental assessment relating to the times before and after the Close of Escrow as specified in Paragraph 9.1 above. Within ten (10) Business Days after written demand by Buyer for Seller's pro rata share of such supplemental tax bill, Seller shall pay Buyer therefor. In the event Seller should fail to pay said sums to Buyer when due, the same shall accrue interest at the maximum legal rate from the date due until fully paid. As a post-closing covenant, (i) Buyer agrees to hold Seller harmless from and indemnify it against any and all such supplemental real property taxes (but not any penalties or interest resulting from Seller's delayed forwarding or payment of the supplemental tax bill) which may be imposed on the Land which relate to any period after the Close of Escrow, and (ii) Seller agrees to hold Buyer harmless from and indemnify it against any and all such supplemental real property taxes (but not any penalties or interest resulting from Buyer's delayed forwarding or payment of the supplemental tax bill) which may be imposed on the Land which relate to any period prior to the Close of Escrow.

         9.3 POST-CLOSING ADJUSTMENTS. Buyer and Seller agree to re-prorate any of the above-referenced prorations if, after the Close of Escrow, more accurate or definitive information becomes available with respect thereto. The party receiving such information shall deliver written notice thereof to the other party within five (5) days of such receipt and, within five (5) days thereafter, the parties shall re-prorate the affected matter and a party which is thereby shown to have received an excess credit shall to the extent of such excess immediately reimburse the other party.

         9.4 SELLER'S CHARGES. Seller shall pay (i) all documentary transfer tax with respect to Seller's Grant Deed, (ii) the Title Policy premium, including the cost of any endorsements expressly agreed to be provided by Seller (but not including for any additional premium incident to Buyer's ordering an ALTA Extended Coverage Policy), (iii) one-half of Escrow Holder's fee or termination charge, (iv) fees for beneficiaries' statements, and (v) usual seller's document-drafting and recording charges, including, without limitation, with respect to the Final Map.

         9.5 BUYER'S CHARGES. Buyer shall pay (i) one-half of Escrow Holder's fee or termination charge, (ii) the cost of any Title Policy endorsements not expressly agreed to be provided by Seller, (iii) survey costs and/or additional premiums incident to the ALTA Extended Coverage Policy (if ordered by Buyer pursuant to Paragraph 8.2 above), and (iv) usual buyer's document-drafting and recording charges.

                 ARTICLE 10. DISTRIBUTION OF FUNDS AND DOCUMENTS

         10.1 INTEREST. Any sums delivered by Buyer to Escrow Holder pursuant to this Agreement and not immediately released to Seller shall be deposited by Escrow Holder into a liquid money market account with a bank approved by Buyer. Interest earned on Buyer's deposits shall belong to Buyer and shall be credited upon receipt to Buyer's funds held by Escrow Holder. Escrow Holder's processing fee for establishing the account shall be paid by Buyer.

         10.2 DISBURSEMENTS. All disbursements by Escrow Holder shall be made by checks of Escrow Holder or, at the request of the party to whom disbursement is made, by wire transfer.

         10.3 PAYMENT OF ENCUMBRANCES. Escrow Holder shall, at the Close of Escrow, pay, from funds to which Seller will be entitled, to the appropriate obligees, all liens, claims and encumbrances other than those set forth in the Pro Forma Title Policy or those of any Assessment District formed in accordance with Paragraph 7.5 above.

         10.4 RETURN AFTER RECORDING. Escrow Holder shall cause the County Recorder of San Diego County to mail Seller's Grant Deed after recordation to the grantee.

         10.5 DELIVERY OF INSTRUMENTS. Escrow Holder shall, at the Close of Escrow, deliver by United States mail (or shall hold for personal pickup, if requested) each non-recorded instrument received by Escrow Holder to the payee or person (i) acquiring rights under the instrument, or (ii) for whose benefit the instrument was acquired.

         10.6 DELIVERY OF CASH. Escrow Holder shall, at the Close of Escrow, deliver by Federal Express or United States mail (or shall hold for personal pickup, if requested) (i) to Seller, or order, the balance of the Cash portion of the Purchase Price to which Seller will be entitled after payment of Seller's charges, and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer.

         10.7 REPORTING TO INTERNAL REVENUE SERVICE. Any returns, statements or reports required to be filed under Section 6045(e) of the INTERNAL REVENUE CODE OF 1986 (or any similar reports required by state or local law) or relating to the Land shall be filed by Escrow Holder. In no event shall this Agreement be construed so as to require that such returns, reports or statements be filed by Buyer, Buyer's counsel, Seller or Seller's counsel. Within five (5) days of the date Escrow Holder shall receive a written request from Seller and/or Buyer to do so, Escrow Holder shall provide evidence to Seller and/or Buyer of its compliance with the provisions of this Paragraph.

         10.8 SETTLEMENT STATEMENT. On the Closing Date, Seller and Buyer shall have approved an estimated settlement statement setting forth all prorations, disbursements and allocations of funds deposited into Escrow as a condition to Closing.

                     ARTICLE 11. POSSESSION; ENTRY BY BUYER

         11.1 LIMIT ON ESCROW HOLDER'S RESPONSIBILITIES. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

         11.2 ENTRY BY BUYER. Buyer may, during the term of this Escrow, reasonably go upon the Land for purposes of (i) inspecting the Land, (ii) surveying, testing, improvement designing, performing environmental studies and the like, and (iii) determining the suitability of the Land for Buyer's contemplated use thereof. Buyer shall hold Seller and the Land harmless from any claim, cost, lien, action or judgment (including, without limitation, Seller's attorneys' fees and defense costs) (a) incurred for surveyors, engineers, architects, environmental and utility consultants, and others implementing the purposes, and (b) for personal injury and property damage caused by Buyer or any of its employees, agents or independent contractors. Before doing any work contemplated by this Paragraph, Buyer shall secure and maintain, at Buyer's sole cost, a commercial general liability and property damage insurance policy covering Buyer's activities on the Land, with combined limits of $1,000,000 for personal injury or death, $1,000,000 for property damage, and $1,000,000 policy limit for aggregate operations on an occurrence basis, which shall name Seller as an additional insured and contain a provision that such policy may not be terminated until thirty (30) days' written notice of the proposed termination has been delivered to Seller. Buyer shall not be liable or responsible for temporary damage to the Land which is reasonably necessary to the investigation of its physical characteristics, including soils tests and surveying, or any claim that arises due to a pre-existing condition on the Land or due to the negligent or intentional acts of Landlord or its agents or employees. If this Agreement is terminated for any reason, Buyer shall, as soon as practicable after such termination, at Buyer's sole cost, repair any physical damage resulting from its activities thereon and restore the Land to substantially the same condition it was in prior to Buyer's entry thereon.

         11.3 POSSESSION. Possession of the Land shall pass to Buyer at the Close of Escrow.

     ARTICLE 12. ACKNOWLEDGMENTS, WARRANTIES, REPRESENTATIONS AND COVENANTS

         12.1 LIMIT ON ESCROW HOLDER'S RESPONSIBILITIES. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

         12.2 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents that each of the Seller's Warranties set forth in this Paragraph is true and correct as of the date the Agreement was signed and will be true, subject to the possible application of Paragraph 12.3, as of the Close of Escrow.

                  12.2.1 DULY ORGANIZED. Seller is duly organized, validly existing and in good standing under the laws of the State of California, has stock outstanding which has been duly and validly issued, and is qualified to do business and in good standing in the State of California, with full power and authority to consummate the transaction contemplated hereby.

                  12.2.2 DUE AUTHORIZATION. This Agreement has been duly authorized by all requisite action, and Seller has full power and authority to execute this Agreement, to undertake and consummate the transactions contemplated hereby, and to pay, perform and observe all of the conditions, covenants, agreements and obligations contained herein.

                  12.2.3 NO DEFAULT OR INSOLVENCY. The consummation of the transaction contemplated by this Agreement, and the payment and performance of all of the obligations of Seller hereunder, will not result in any breach of, or constitute a default under, any contract, loan or credit agreement, corporate charter, bylaws, trust indenture or, to Seller's current actual knowledge, any other instrument, to which Seller is a party or by which Seller may be bound or affected. Seller is not insolvent or the subject of any bankruptcy or creditor's rights action or proceeding.

                  12.2.4 AGREEMENT ENFORCEABLE. No consent, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission, or lender is required for the due execution and delivery of this Agreement or for the validity or enforceability thereof against Seller.

                  12.2.5 OWNERSHIP OF THE LAND. Seller holds fee title to the Land free of claims of any other party, including tenancies and other rights of possession or occupancy, except as is shown on the Preliminary Report and has granted no options to purchase, lease, hold or occupy the Land other than pursuant to this Agreement.

                  12.2.6 NO MECHANIC'S LIENS. To Seller's current actual knowledge, there are now, and will at the Closing be, no claims in favor of any person or entity which are or could become a lien on the Land arising on account of the furnishing of labor and/or materials to the Land.

                  12.2.7 NO PENDING LITIGATION, CONDEMNATION OR REGULATORY ACTIONS. Except as disclosed on SCHEDULE 12.2 attached hereto, there are no actions, proceedings, investigations or condemnation or eminent domain proceedings pending or, to Seller's current actual knowledge, threatened against Seller or the Land, before or by any court, arbitrator, administrative agency or other governmental authority which would affect the ability of Seller to convey the Land to Buyer. To Seller's current actual knowledge, except as disclosed on
SCHEDULE 12.2, there are no actions pending or recommended by the appropriate state or federal agency having jurisdiction thereof, which would have a material adverse effect on the development of the Land for Buyer's Project.

                  12.2.8 NO KNOWN VIOLATIONS. To Seller's current actual knowledge, except as disclosed on SCHEDULE 12.2, Seller has received no notices from governmental authorities or private parties pertaining to violations of law or governmental regulations with respect to the Land, with which Seller has not fully complied or corrected, and Seller has no current actual knowledge of any such violations which have not been the subject of any such governmental notices or notices from the applicable private parties.

                  12.2.9 NO KNOWN CLAIMS. Except as disclosed on SCHEDULE 12.2, Seller has no current actual knowledge of any pending or threatened claims by third parties with respect to the Land.

                  12.2.10 HAZARDOUS MATERIALS. Except as otherwise disclosed in the Property Documents or on SCHEDULE 12.2: (i) no Hazardous Materials are stored on the surface of the Land in violation of applicable law; and (ii) there have been no past or present claims, complaints, litigation or governmental or administrative proceedings or other restrictions of any nature brought or threatened to be brought against the Land, nor any settlement reached with any party or parties alleging the presence, release or threatened release of any Hazardous Materials from or under the Land.

                  12.2.11 NO KNOWN DEFECTS. To Seller's current actual knowledge, except as disclosed on SCHEDULE 12.2 or in the Property Documents, no latent or patent defects in the Land have been caused by the act or omission of, or have been consented to or suffered by, Seller during the term of Seller's ownership of the Land.

                  12.2.12 INFORMATION PROVIDED TO BUYER. To Seller's current actual knowledge, all documents delivered to or inspected by Buyer pursuant to the terms of this Agreement are either original counterparts or complete and true copies of such documents, and while Seller does not warrant the accuracy of any such information, Seller is aware of no material inaccuracy or omission therein or material misrepresentation of the matters purported to be contained therein. Nothing herein limits or restricts Buyer's obligation to independently verify the truth of any property information or other documents or materials provided by Seller, or limits the scope or effect of any "as is" provisions of this Agreement.

                  12.2.13 SELLER NOT A FOREIGN PERSON. Seller warrants that no individual or entity which, under the terms of this Agreement, will transfer United States Real Property Interests, as defined in Section 897(c) of the INTERNAL REVENUE CODE, is a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code. Seller also warrants that Buyer as transferee will not be required to withhold tax pursuant to Section 26131 of the California REVENUE AND TAXATION CODE.

         12.3 OTHER PROVISIONS RELATING TO SELLER'S WARRANTIES. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Seller's Warranties and any other representations made in this Agreement or any other document executed in connection with the transaction shall survive the Closing for a period of twelve (12) months. Any reference to the "knowledge" or "current actual knowledge" of Seller shall refer only to the then current actual knowledge of Seller's officers Henry F. Hunte, Michael P. Neal and Allen M. Jones (whom Seller represents are the current employees of Seller most knowledgeable about the Land), without inquiry or investigation or duty of investigation and without imputation to any such individual of the knowledge of others, whether or not any such others would be deemed agents of such individuals. Buyer acknowledges and agrees that the use of the named individuals is solely for the purpose of establishing a standard for measurement of Seller's knowledge, and nothing herein shall impose any personal liability on any such individual for any representation, warranty or covenant of Seller hereunder. To the extent that Buyer knows, or to the extent that the Property Documents or any other studies or reports commissioned or obtained by Buyer reveal, that any of Seller's Warranties are inaccurate, untrue or incorrect, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or the content of such documents, as the case may be; provided, however, that for the limited purpose of Paragraph 6.1.8 only, no such modification of the representations set forth in Paragraphs 12.2.5 through 12.2.11 shall be deemed to occur by reason of events occurring after the Escrow Opening Date. Subject to the foregoing, Seller shall certify as of the Close of Escrow that all Seller's Warranties remain true and correct in all material respects.

         12.4 BUYER'S REPRESENTATIONS RE DUE DILIGENCE AND RELIANCE. Buyer acknowledges being advised by Seller that in the past the Carroll Canyon Land and the adjacent land to the east were used by Seller and its licensees for a rock plant and various other vacant land uses, and that portions of the Land have been produced by backfilling following mining operations. Buyer acknowledges and represents that prior to the

Contingency Date, Buyer will have conducted (or will have waived its right to conduct) all such inspections, investigations, tests, analyses, appraisals and evaluations of the Land (including those for Hazardous Materials or such past land uses) as Buyer considers necessary or appropriate (all of such inspections, investigations, tests, analyses, appraisals and evaluations being herein collectively called the "Investigations"); and that Seller has made the Property Documents available to Buyer. Buyer has reviewed, examined, evaluated and verified the Property Documents and the results of the Investigations to the extent it deems necessary or appropriate with the assistance of such experts as Buyer deemed appropriate. Buyer represents, acknowledges and agrees that (i) Buyer is familiar with the physical condition of the Land, (ii) Buyer has completed its due diligence with respect to the Land and the Property Documents to its satisfaction, and (iii) except for Seller's Warranties, Buyer is acquiring the Land based exclusively upon its own investigations and inspections of the Land and the Property Documents. Without limiting the generality of the foregoing, Buyer agrees that BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER SHALL NOT BE LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LAND OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, THE PROPERTY DOCUMENTS) MADE OR FURNISHED BY SELLER, OR ANY REAL PROPERTY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH AS A SELLER'S WARRANTY IN THIS AGREEMENT. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE LAND, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE LAND AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE LAND, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH SELLER'S WARRANTIES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

                  Buyer's Initials:
                                    ---------

         12.5 BASIS OF PURCHASE. Buyer acknowledges that it is purchasing the Land in reliance solely on (i) Buyer's own inspection of the Land, (ii) Buyer's independent verification of the truth of any documents delivered by Seller to Buyer, (iii) Buyer's independent determination of the viability of the Buyer's proposed development project, (iv) the opinions and advice concerning the Land provided by consultants engaged by Buyer, and (v) the representations, warranties and covenants of Seller expressly set forth in this Agreement. Subject to the completion of the Seller Improvements and the representations, warranties and covenants of Seller expressly set forth in this Agreement, Buyer shall accept the Land, and the matters relating to the Land listed below, in their "as is, where is, with all faults" condition or status as of the Closing Date. The matters are: soils and geological condition, topography, area and configuration of the Land; availability of utilities, schools, public access and fire and police protection; any easement, license or encroachment which is not a matter of public record, whether or not visible upon inspection of the Land; any existing or future planning, zoning and subdivision statutes, ordinances, regulations and permits; the character and amount of park fees, public facilities fees, school fees, inspection fees, traffic impact fees, bridge and thoroughfare fees, drainage fees, growth management fees and any other fee or charge which must be paid to develop the Land; and any all other matters relating to the Land including, but not limited to, value, feasibility, cost, marketing and investment return. Subject to the representations, warranties and covenants of Seller expressly set forth in this Agreement, Buyer agrees to assume, effective upon the Close of Escrow, any and all risk that any adverse matters (including, without limitation, physical, geotechnical and environmental conditions and the presence of any Hazardous Materials) relating to the Land may not have been revealed by Buyer's inspections and investigations of the Land. Buyer, for itself and its affiliates, successors and assigns (for purposes of this Paragraph, "Releasing Parties"), hereby fully and forever releases and discharges Seller and its affiliates and each of their agents, directors, shareholders, employees, officers, consultants, representatives, attorneys, successors and assigns of and from any and all past, present and future claims, damages, losses, warranties (express or implied), debts, liabilities, obligations, costs, expenses, demands and causes of action of any kind or nature, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, fixed or contingent, matured or unmatured (collectively, "Claims") that the Releasing Parties or any of them have or may have or may claim to have in any way arising out of, related to or connected with (i) any latent or patent defect in the Land not caused by the act or omission of, or consented to by, Seller, or (ii) the presence, removal or other remediation of Hazardous Materials within, under or upon, or in the vicinity of, the Land under circumstances not constituting a breach of any representation or warranty of Seller hereunder; provided, however, that the foregoing release and discharge do not apply to any Claims arising from a material default by Seller in the performance of its obligations under the terms of this Agreement or a breach of Seller's representation in Paragraph
12.2.11. With respect to the foregoing release, Buyer hereby acknowledges that it has read and is familiar with the provisions of, and expressly waives all rights arising under, California CIVIL CODE Section 1542, which is set forth below:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                  Buyer's Initials:
                                    -----------

         12.6 DEVELOPMENT FEES. Buyer acknowledges and agrees that in connection with its development of the Land, Buyer will be subject to and will have to comply with numerous federal, state and local statutes, ordinances, laws, rules, regulations and restrictions and will have to pay various fees and expenses. Buyer acknowledges and agrees that except as expressly provided in this Agreement to the contrary, Seller shall have no liability, obligation or responsibility of any kind with respect to any such compliance or the payment of such fees. Nothing herein shall relieve Seller of any assessment or other obligations of Seller as Declarant under the CC&Rs or as an owner of other property within the Business Park.

         12.7 OTHER BUYER REPRESENTATIONS AND WARRANTIES. Buyer represents that each of the matters set forth in this Paragraph is true and correct as of the date the Agreement was signed.

                  12.7.1 DULY ORGANIZED. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in the State of California, with full power and authority to consummate the transaction contemplated hereby.

                  12.7.2 DUE AUTHORIZATION. This Agreement has been duly authorized by all requisite action, and Buyer has full power and authority to execute this Agreement, to undertake and consummate the transactions contemplated hereby, and to pay, perform and observe all of the conditions, covenants, agreements and obligations contained herein.

                  12.7.3 NO DEFAULT. The consummation of the transaction contemplated by this Agreement, and the payment and performance of all of the obligations of Buyer hereunder, will not result in any breach of, or constitute a default under, any contract, loan or credit agreement, corporate charter, bylaws, trust indenture or, to Buyer's current actual knowledge, any other instrument, to which Buyer is a party or by which Buyer may be bound or affected.

                  12.7.4 AGREEMENT ENFORCEABLE. No consent, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission, or lender is required for the due execution and delivery of this Agreement or for the validity or enforceability thereof against Buyer.

         12.8 BROKERAGE COMMISSIONS. Seller has agreed to pay a brokerage commission, if and only if the Escrow actually closes, to be divided equally between Seller's broker CB Richard Ellis and Buyer's broker Burnham Real Estate Services. Except for the foregoing commission, entitlement to and payment of which shall be governed solely by a separate agreement between Seller and CB Richard Ellis, each party warrants to the other that the warranting party has incurred no obligation by reason of this Agreement or the transaction contemplated by this Agreement, for any other real estate brokerage commission or finder's fee for which the other party would be liable. Each party will hold the other party free and harmless from and against any damage or expense the other party may incur by reason of the untruth as to the warranting party of the foregoing warranty, including expenses for attorneys' fees and court costs.

                      ARTICLE 13. POST-CLOSING OBLIGATIONS

         13.1 LIMIT ON ESCROW HOLDER'S RESPONSIBILITIES. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

         13.2 POST-CLOSING COMPLETION OF SELLER IMPROVEMENTS. The following provisions shall apply if the Seller Improvements have not been completed prior to the Close of Escrow:

                  13.2.1 COMPLETION OF INFRASTRUCTURE IMPROVEMENTS. Subject to the occurrence of Unavoidable Delay, Seller shall complete Camino Santa Fe and the loop road around the Land sufficient so that City has approved or authorized both for vehicular and pedestrian access within six (6) months after the Close of Escrow.

                  13.2.2 MECHANIC'S LIEN PROTECTION. If any claim of lien is recorded which affects the Land and results from Seller's activities or anyone acting through, or for the benefit of Seller, Seller shall, within 20 days after such recording or service, (i) pay and discharge the same, (ii) effect the release thereof by recording or delivering to Buyer a surety bond in form and amount satisfactory to Buyer, or (iii) provide Buyer with other assurance which Buyer, in its sole discretion, deems to be satisfactory for the payment of such lien and for the full and continuous protection of Buyer and the Land from the effect thereof. If Seller fails to do so, Buyer may pay such lien, or may contest the validity thereof, paying all costs and expenses of contesting the same, including attorneys' fees, and all such sums shall be reimbursed by Seller within ten (10) days after demand therefor.

                  13.2.3 INDEMNITY. Seller shall indemnify, defend and hold Buyer harmless from liability for any losses, costs (including reasonable attorneys' fees), claims, liabilities, expenses and demands arising out of any entry upon the Land by Seller or its contractors during the course of Seller's post-Closing completion of the Seller Improvements.

                  13.2.4 INSURANCE. Seller shall, at its sole expense, maintain a policy of commercial general liability insurance, including direct contractual and contingent liability, with limits of $5,000,000.00 for bodily injury to, or death of, any one person, $5,000,000.00 for bodily injury to, or death of, more than one person on an occurrence basis, $5,000,000.00 for property damage in any one accident, and $5,000,000.00 policy limit for aggregate operations on an occurrence basis. Such insurance shall name Buyer as an additional insured, shall provide that the policy is primary and non-contributing with any other insurance carried by Buyer, and shall contain a provision that the naming of an additional insured shall not negate any right the additional insured would have had as claimant under the policy if not so named.

                  13.2.5 ASSIGNMENT OF ADTs. Effective as of the Close of Escrow, Seller assigns to Buyer a total of 6,400 ADTs for use in connection with the use and occupancy of the Land, with peak period trips of 704 in the morning and 768 in the evening. Seller reserves to itself, for use elsewhere in the Business Park, any other ADTs approved for the Business Park as part of the Entitlements. Buyer acknowledges and agrees that Buyer's Project must be planned within the constraints of the assigned ADTs and peak period trips as specified herein.

         13.3 POST-CLOSING TEMPORARY CONSTRUCTION LICENSE. The parties acknowledge that in the course of developing Buyer's Project, Buyer may require temporary access to other portions of the Carroll Canyon Land for construction purposes. During and after the term of the Escrow, Seller shall provide the required access subject to reasonable and ordinary conditions similar to those set forth in Paragraph 11.2, which shall be embodied in an entry permit or license agreement prepared by Seller and reasonably approved by Buyer.

                   ARTICLE 14. DELIVERY OF DOCUMENTS; REMEDIES

         14.1 LIMIT ON ESCROW HOLDER'S RESPONSIBILITIES. Escrow Holder shall have no concern with, nor liability nor responsibility for, this Article.

         14.2 DELIVERY OF DEVELOPMENT PRODUCT. If this Escrow is terminated for any reason (other than the default of Seller), Buyer shall, within fifteen
(15) days following the termination, deliver to Seller, at no cost or expense to Seller but without representation or warranty and only to the extent assignable, all Property Documents, all soils or geotechnical reports and other studies obtained by Buyer from its third-party consultants, or previously delivered to Buyer by Seller. All of the foregoing shall be delivered to Seller, without representation or warranty by Buyer, at no cost or expense to Seller.

         14.3 LIQUIDATED DAMAGES. THE PARTIES AGREE THAT THE PURCHASE PRICE HAS BEEN DETERMINED NOT ONLY BY A CONSIDERATION OF THE VALUE OF THE LAND PER SE BUT ALSO BY A CONSIDERATION OF THE VALUE OF THE VARIOUS COVENANTS, CONDITIONS AND WARRANTIES OF THIS AGREEMENT AS THEY RELATE TO THE LAND. THE IMPLICATIONS OF SUCH VALUES, SOMETIMES MEASURABLE IN RELATION TO KNOWN EXTERNAL STANDARDS AND SOMETIMES DETERMINED ONLY BY SUBJECTIVE BUSINESS JUDGMENTS OF THE PARTIES, ARE ALL INTERRELATED AND AFFECTED BY THE PARTIES' ULTIMATE AGREEMENT UPON THE PURCHASE PRICE. THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT BUYER BREACHES THIS AGREEMENT. THE PARTIES HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY HEREBY AGREE THAT, BY REASON OF THE AFORESAID CONSIDERATIONS,
(I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX,
(II) LIQUIDATED DAMAGES IN THE AMOUNT OF THE ESCROW OPENING DEPOSIT (AND, AFTER DELIVERY THEREOF, EACH OF THE ADDITIONAL DEPOSITS) ARE AND WILL BE REASONABLE,
(III) IN THE EVENT OF SUCH BREACH, SELLER SHALL RECEIVE THE ESCROW OPENING DEPOSIT AND (IF DELIVERED) THE ADDITIONAL DEPOSITS AS SUCH LIQUIDATED DAMAGES, AND (IV) IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, SELLER SHALL BE DEEMED TO HAVE WAIVED ANY AND ALL CLAIMS AT LAW OR IN EQUITY, INCLUDING ANY CLAIM FOR DAMAGES OR FOR SPECIFIC PERFORMANCE, EXCEPT FOR: (A) CLAIMS FOR INDEMNITY PURSUANT TO PARAGRAPH 11.2; (B) ACTIONS FOR THE RECOVERY OF THE DEPOSITS FROM ESCROW HOLDER AS LIQUIDATED DAMAGES OR FOR THE RETURN OF DOCUMENTS PURSUANT TO PARAGRAPH 14.2; (C) ACTIONS TO EXPUNGE A LIS PENDENS OR OTHERWISE TO CLEAR TITLE OF ANY LIEN WRONGFULLY FILED OR WRONGFULLY IMPOSED BY BUYER; AND (D) REASONABLE ATTORNEYS' FEES AND COSTS INCURRED BY SELLER INCIDENT TO CLAUSES (A) THROUGH (C).

            Seller's Initials            Buyer's Initials
                              -------                    -------

         14.4 BUYER'S REMEDIES. In the event that this Agreement is terminated or this Escrow is prevented from closing by reason of Seller's default, Buyer shall be entitled to the return of the Deposits, and Buyer, as its sole and exclusive remedy, may exercise either of the following: (i) Buyer may seek specific performance of this Agreement; or (ii) Buyer may bring an action against Seller to collect actual monetary damages for Seller's breach, in an amount that does not exceed the lesser of $250,000 or the actual out-of-pocket expenses incurred by Buyer in connection with this Agreement and Buyer's investigation of the Land and Buyer's Project.

                         ARTICLE 15. ASSIGNMENT BY BUYER

         15.1 ASSIGNMENT. Buyer acknowledges that a material inducement to Seller's entry into this Agreement was Buyer's representation that it intends to develop all of the Land for Buyer's own use as described in Paragraph 1.3. Buyer shall have no right to assign any or all of Buyer's rights in this Agreement to any person(s) without Seller's prior written consent, which (i) shall be granted for an assignment to an affiliate or acquirer by merger of Buyer, or to any entity which acquires substantially all of the assets of Buyer, (ii) shall not be unreasonably withheld for an assignment to a joint venture between Buyer and another entity in the same industry as Buyer, where the assignee will be developing Buyer's Project on the Land for Buyer's use as contemplated herein, and (iii) may be granted or withheld at Seller's sole and absolute discretion, and may be conditioned upon any matters Seller wishes to impose, for any other proposed assignment. Any permitted assignment may be exercised only by written assignment executed by Buyer and accepted in writing by the assignee (which must, in such written acceptance, obligate itself to perform the assignor's obligations under this Agreement), and delivered to Escrow Holder and Seller prior to the close of this escrow. Any assignment of Buyer's rights made or attempted without Seller's consent or without such written assignment and acceptance shall be void and of no force or effect.

         15.2 EFFECT OF APPROVED ASSIGNMENT. In the event of an approved or permitted assignment, the assignee will be and become: (i) the grantee of Seller's Grant Deed; (ii) the beneficiary of any representations, warranties and covenants made by Seller herein; (iii) the insured owner under the Title Policy; and (iv) the person(s) having the right or obligation to (a) deliver statements,
(b) deliver documents, (c) give approvals, (d) waive conditions, or (e) make demands, all as may be permitted or required by this Agreement and not then already accomplished by Buyer or another approved assignee.

                           ARTICLE 16. EMINENT DOMAIN

         16.1 EMINENT DOMAIN. In the event that prior to the Close of Escrow all or any material portion of the Land should be taken or appropriated by any public authority under the power of eminent domain, then Buyer may at its option terminate this Agreement and Escrow without further liability by delivering written notice of termination within fifteen (15) days after receiving notice of the taking or appropriation. Seller shall promptly notify Buyer of any such taking or appropriation. If Buyer does not exercise its option to terminate and the Closing actually occurs, then all proceeds of the award for the taking that are applicable to the Land shall belong to Buyer. Seller assumes all risk of loss to the Land as a result of casualty thereto up to and through the Closing.

                               ARTICLE 17. NOTICES

         17.1 TIME OF DELIVERY; ADDRESSES. Unless otherwise specifically provided herein, all notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon confirmed personal delivery, or by Federal Express (or similar reputable express delivery service), or by confirmed telecopier transmission with back-up copy mailed the same day, or as of the second business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Seller, to:          H. G. Fenton Company
                                    7588 Metropolitan Drive
                                    San Diego, California 92108
                                    Telephone: (619) 400-0120
                                    Telecopier: (619) 400-0111
                                    Attention: Mr. Michael P. Neal

                                    WITH A COPY TO:
                                    --------------

                                    Mr. David W. Bagley, II
                                    Hecht, Solberg, Robinson & Goldberg LLP
                                    600 West Broadway, 8th Floor
                                    San Diego, California 92102
                                    Telephone: (619) 239-3444
                                    Telecopier: (619) 232-6828

         If to Buyer, to:           Biosite Incorporated
                                    11030 Roselle Street
                                    San Diego, California 92121
                                    Telephone: (858) 597-4815
                                    Facsimile: (858) 642-2512
                                    Attention: Director of Facilities;
                                                  Chief Financial Officer

                                    WITH A COPY TO:
                                    --------------

                                    Mr. Eric A. Kremer
                                    Pillsbury Winthrop LLP
                                    11975 El Camino Real, Suite 200

                                    San Diego, California 92130
                                    Telephone: (858) 509-4021
                                    Telecopier: (858) 509-4010

         If to Escrow Holder, to:   Stewart Title of California, Inc.
                                    3111 Camino del Rio North, Suite 900
                                    San Diego, California 92108
                                    Telephone: (619) 692-1600
                                    Telecopier: (619) 295-2972
                                    Attention: Ms. Patty McHugh
                                    Escrow No.
                                               -------------------

or to such other address or to such other person as any party shall designate to the others for such purpose in the manner hereinabove set forth.

                       ARTICLE 18. EXCULPATORY PROVISIONS

         18.1 NEGLECT, MISCONDUCT. Escrow Holder shall not be liable for any of its acts or omissions unless the same constitutes negligence or willful misconduct.

         18.2 FORM, VALIDITY AND AUTHORITY. Escrow Holder shall not be responsible for (i) the sufficiency or correctness as to form or the validity of any document deposited with Escrow Holder, (ii) the manner of execution of any such deposited document, unless such execution occurs in Escrow Holder's premises and under its supervision, or (iii) the identity, authority or rights of any person executing any document deposited with Escrow Holder unless under Escrow Holder's supervision or control.

         18.3 CONFLICTING INSTRUCTIONS. Upon receipt of any conflicting instructions, Escrow Holder shall have the right to take no further action until otherwise directed, either by the parties' mutual written instructions or a final order or judgment of a court of competent jurisdiction.

         18.4 INTERPLEADER. Escrow Holder shall have the absolute right, at its election, to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves, and Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in this Escrow. If such action is filed, the parties shall jointly and severally pay Escrow Holder's termination charges and costs and reasonable attorney's fees which Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court; provided, however, that as between themselves, the losing party shall be solely responsible for any such charges, costs and attorneys' fees. Upon the filing of such action, Escrow Holder shall be and become fully released and discharged from all obligations to further perform any obligations imposed by this Agreement.

         18.5 MISCELLANEOUS. Recordation of any instruments delivered through this Escrow, if necessary or proper in the issuance of the Title Policy, is authorized. No examination or insurance as to the amount or payment of real or personal property taxes is required unless the real property tax is payable on or before the date of the Title Policy. If any party is seeking to obtain a loan secured by the Property, then, during the pendency of this Escrow, Escrow Holder is authorized to furnish the lender, or anyone acting on its behalf, any information concerning this Escrow, including, but not limited to, a certified copy of this Agreement and any amendments thereto. If any party uses facsimile-transmitted signed documents, Escrow Holder is authorized to rely upon such documents as if they bore original signatures unless written notice to the contrary is received from any signatory to any such documents; provided, however, that facsimile-transmitted signed documents will not be accepted for recordation in the Official Records.

         18.6 ADDITIONAL INSTRUCTIONS. Escrow Holder may request that Buyer and Seller sign additional instructions related to the Escrow created by this Agreement. Buyer and Seller agree to be reasonable in reviewing, commenting on, proposing changes to, approving and entering into any such additional instructions; provided, however, Seller, Buyer and Escrow Holder agree that in the event of any conflict or inconsistency between this Agreement and such additional instructions, the terms, conditions and provisions of this Agreement shall govern and control.

                         ARTICLE 19. GENERAL PROVISIONS

         19.1 ATTORNEYS' FEES. If either party commences litigation for the judicial interpretation, reformation, enforcement or rescission of this Agreement, the prevailing party will be entitled to a judgment against the other for, and to collect, an amount equal to reasonable attorneys' fees and court and other costs incurred. The "prevailing party" shall be the party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for the purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         19.2 GENDER, NUMBER. Whenever the context requires, the use herein of (i) the neuter gender includes the masculine and the feminine, and (ii) the singular number includes the plural.

         19.3 TIME OF THE ESSENCE. Time is of the essence of each covenant of this Agreement for which a date of performance is specified.

         19.4 BUSINESS DAYS. If the (i) stated Closing Date (as extended, if applicable), or (ii) last day for performance of an act falls upon a day during which Escrow Holder is not open for business, the Closing Date (as extended, if applicable) or such last day, as the case may be, shall be the next following Business Day.

         19.5 SURVIVAL OF PROVISIONS. The representations, warranties, agreements and indemnities set forth in this Agreement shall remain operative, shall be deemed made at the Close of Escrow, and shall survive the closing and the execution and delivery of Seller's Grant Deed and shall not be merged in Seller's Grant Deed.

         19.6 AUTHORITY OF SIGNATORIES. Each individual signing this Agreement on behalf of a corporation warrants that he or she is duly authorized to sign and deliver this Agreement on behalf of the corporation, in accordance with a duly adopted resolution of the board of directors of the corporation or in accordance with the bylaws of the corporation, and that this Agreement is binding upon the corporation in accordance with its terms. Each individual signing this Agreement on behalf of any other entity warrants that he or she is duly authorized to sign and deliver this Agreement on behalf of the entity, either with authority under the entity's organizational documents so to sign, or as the entity's duly authorized agent with authority to bind the entity.

         19.7 CAPTIONS. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement.

         19.8 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         19.9 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

         19.10 MODIFICATIONS. No modification, waiver or discharge of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver or discharge is or may be sought.

         19.11 SUCCESSORS. All terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators or executors, successors and assigns; nothing contained in this Paragraph shall affect the Article of this Agreement entitled "Assignment by Buyer".

         19.12 INVALIDITY OF MATERIAL PROVISION. If any material covenant, condition or provision herein contained is held to be invalid, void or unenforceable by a final judgment of any court of competent jurisdiction, this Agreement shall become rescinded unless the party benefitted by such covenant, condition or provision delivers to the other party and Escrow Holder, within five (5) days after the judgment becomes final, a written waiver of the covenant, condition or provision, in which case the remainder of this Agreement shall be enforceable.

         19.13 FURTHER ASSURANCES. Each party to this Agreement, for itself and its successors and assigns, agrees to take such additional actions and execute such additional instruments as may be reasonably requested by Escrow Holder or the other party in order to give effect to the transaction contemplated hereby.

         19.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

         19.15 EXHIBITS. The following exhibits are attached and are part of this Agreement:

                       A          Site Plan of Fenton Technology Park
                       B          Form of Seller's Grant Deed
                       C          The Seller Improvements
                       D          The Acceptable Entitlement Approval Conditions
                       E          Assignment of Warranties and Intangible Rights
                       F          Form of Development Declaration

         19.16 SUBMISSION OF AGREEMENT NOT AN OPTION. Submission by Seller of this Agreement for examination or signature by Buyer shall not constitute an option to purchase the Land. Accordingly, this Agreement shall not become effective, and Buyer shall have no rights hereunder or to the Land unless and until this Agreement is executed by Seller and delivered to Buyer.

         This Agreement has been executed at San Diego, California, as of the date set forth at the beginning hereof.


SELLER:                                                       BUYER:

H. G. FENTON COMPANY, a California             BIOSITE INCORPORATED, a Delaware
corporation                                    corporation


By                                             By
    ------------------------------                ------------------------------
Its                                            Its
    ------------------------------                ------------------------------


By                                             By
    ------------------------------                ------------------------------
Its                                            Its
    ------------------------------                ------------------------------



                            CONSENT OF ESCROW HOLDER

         The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under the Agreement, and (iii) be bound by the Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until the Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Date:                                      STEWART TITLE OF CALIFORNIA, INC.
     ---------------


                                           By
                                             -----------------------------------
                                                 Patty McHugh, Escrow Officer

                                  SCHEDULE 12.2

                                DISCLOSURE ITEMS


Section 12.2.7:   Seller has disclosed that Hanson Aggregates Pacific
                  Southwest, Inc., a Delaware corporation ("Hanson"), the owner of the real property to the east of the Carroll Canyon Land, has expressed CEQA concerns about the planned configuration of Camino Santa Fe as a major collector road.

                                    EXHIBIT B

                           FORM OF SELLER'S GRANT DEED


Recording Requested By

Stewart Title Company

When Recorded Mail To:

Mr. Eric A. Kremer
Pillsbury Winthrop LLP
11975 El Camino Real, Suite 200
San Diego, California 92130

Mail Tax Statement To:

Biosite Incorporated
11030 Roselle Street
San Diego, CA  92121
Attn:  Director of Facilities


                                   GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES:

         In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of the transfer tax which is due by a separate statement which is not being recorded with this Grant Deed.

         FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,
H. G. FENTON COMPANY, a California corporation formerly known as H. G. Fenton Material Company("Grantor"), hereby GRANTS to BIOSITE INCORPORATED, a Delaware corporation ("Grantee"), the real property in the City of San Diego, County of San Diego, State of California, more particularly described on Exhibit 1 attached hereto ("Land").

         THIS GRANT DEED is made and accepted upon (i) that certain Declaration Establishing Covenants, Conditions and Restrictions and Grants of Easements for Fenton Technology Park, which was recorded in the Office of the County Recorder of San Diego County on _________, 2002 as Document No. 2002-__________ ("Business Park Declaration"); (ii) the Development Declaration made by Grantor, which is being recorded in the Office of the County Recorder of San Diego County substantially concurrently herewith, and (iii) all other covenants, conditions, restrictions, reservations, easements and exceptions of record.

         THIS GRANT DEED includes the right to generate a total of 6,400 average daily trips, as that term is used by The City of San Diego in measuring and authorizing traffic generation caused by development ("ADTs"), with peak period trips of 704 in the morning and 768 in the evening. Grantor reserves to itself, for use elsewhere within the real property encumbered by or annexable to the Business Park Declaration described above ("Business Park"), any other ADTs approved for the Business Park.

Date:                             H. G. FENTON COMPANY, a California corporation
     --------------

                                  By
                                     -------------------------------------------
                                  Its
                                     -------------------------------------------

                                  By
                                     -------------------------------------------
                                  Its
                                     -------------------------------------------

                              [Add acknowledgments]

                             EXHIBIT 1 TO GRANT DEED

                                LEGAL DESCRIPTION


                 [To be attached upon approval of the Final Map]

                                    EXHIBIT C

                               SELLER IMPROVEMENTS


THE SELLER IMPROVEMENTS:

         PRE-CLOSING IMPROVEMENTS. Prior to Closing, Seller will cause the Land to be sheet graded in accordance with Seller's soil engineer's recommendations and the grading plans, and shall deliver the Grading Certifications to evidence completion of the Pre-Closing Improvements.

         OTHER SELLER IMPROVEMENTS. Seller will construct the improvements required by the Entitlement Approval Conditions.

                                    EXHIBIT D

                   ACCEPTABLE ENTITLEMENT APPROVAL CONDITIONS

1. Construction of Camino Santa Fe from its current termination south of Fenton Road to connect with the currently paved segment to the north, on terms that provide for the payment (or reimbursement to Seller) of at least 50% of the construction costs by the owners of the real property located east of Camino Santa Fe.

2. Bonded deferral agreement for the future construction to the west of Carroll Canyon Road, which is located south of the Business Park.

3. Installation of a controlled intersection at both intersections of the loop road and Camino Santa Fe, and at the future Carroll Canyon Road extension.

4.       Construction of a box culvert at the south end of Camino Santa Fe.

5.       Installation of wet and dry utilities serving the Business Park.

                                    EXHIBIT E

             FORM OF ASSIGNMENT OF WARRANTIES AND INTANGIBLE RIGHTS


                 ASSIGNMENT OF WARRANTIES AND INTANGIBLE RIGHTS

         For valuable consideration, receipt of which is hereby acknowledged, H.
G. FENTON COMPANY, a California corporation ("Assignor") does hereby assign to BIOSITE INCORPORATED, a Delaware corporation ("Assignee"), to the extent assignable, all of Assignor's right, title and interest in and to all easements, appurtenances, privileges, rights, profits and preferences, together with all intangible rights, warranties, guaranties, contract rights and/or other claims, permits and licenses, appurtenant to or benefitting the unimproved real property in the Carroll Canyon area of San Diego, California, consisting of approximately
34.7 gross acres more particularly described as

         Lots 1 through 10, inclusive, and FENTON TECHNOLOGY PARK, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. _________, filed in the Office of the County Recorder of San Diego County on ________________

("Land"); excluding, however, any rights reserved by Assignor as declarant under the CC&Rs or in Seller's Grant Deed (as those terms are defined in the Purchase Agreement described below).

         Assignor also assigns to Assignee a total of 6,400 ADTs (as defined in the Purchase Agreement) for use in connection with the use and occupancy of the Land, with peak period trips of 704 in the morning and 768 in the evening.

         This Assignment is made pursuant to that certain Purchase Agreement and Escrow Instructions dated as of December 7, 2001 between Assignor as Seller and Assignee as Buyer ("Purchase Agreement"), which is incorporated herein by this reference. The enumeration of any of the foregoing categories of personal property shall not be deemed a representation or warranty by Assignor as to the existence of any such property, and except as set forth in the Purchase Agreement, Assignor makes no warranties of any kind or nature, express or implied, regarding the assigned interests.


Date:                             ASSIGNOR:
     -----------------

                                  H. G. FENTON COMPANY, a California corporation


                                  By
                                     -------------------------------------------
                                  Its
                                     -------------------------------------------

                                  By
                                     -------------------------------------------
                                  Its
                                     -------------------------------------------

                                    EXHIBIT F

                         FORM OF DEVELOPMENT DECLARATION


Recording Requested By:


When Recorded Return To:

HECHT, SOLBERG, ROBINSON & GOLDBERG LLP
Attn: David W. Bagley, II
600 West Broadway, Eighth Floor
San Diego, California 92101



                           DECLARATION OF DEVELOPMENT
                     COVENANTS, CONDITIONS AND RESTRICTIONS

                        FENTON TECHNOLOGY PARK, LOTS 1-10


         This DECLARATION OF DEVELOPMENT COVENANTS, CONDITIONS AND RESTRICTIONS ("Declaration") is made as of _______________, 2002 by H. G. FENTON COMPANY, a California corporation which acquired title as H. G. Fenton Material Company ("Declarant"), with reference to the following:

                                    RECITALS

         A. Declarant owns that certain real property located in the Mira Mesa community of the City of San Diego, County of San Diego, State of California, more particularly described on EXHIBIT A attached hereto and by this reference made a part hereof ("Land").

         B. Declarant intends to convey the Land pursuant to that certain Purchase Agreement and Escrow Instructions dated as of December 7, 2001 ("Purchase Agreement"), between Declarant as "Seller" and BIOSITE INCORPORATED, a Delaware corporation ("Biosite"), as "Buyer". By this reference, the Purchase Agreement is incorporated herein, the same as if set forth in its entirety. Initially capitalized terms not otherwise defined herein shall have the same meanings as in the Purchase Agreement.

         C. The Land is a portion of Declarant's larger holdings in the Mira Mesa area of San Diego, which include the real property described on EXHIBIT B attached hereto and by this reference made a part hereof ("Benefitted Land").

         D. Declarant wishes to subject the Land to certain covenants set forth in the Purchase Agreement, for the benefit of the Benefitted Land. Declarant intends that the provisions of this Declaration will be restrictive covenants made pursuant to Section 1468 of the California CIVIL CODE.

         NOW, THEREFORE, Declarant hereby covenants and declares that the Land shall be held and conveyed subject to the following covenants, conditions and restrictions. These covenants, conditions and restrictions shall run with the Land or any portion into which it may be divided until released as provided herein and shall be binding upon all parties having or acquiring any right or title in the Land or any part thereof, and subject to any restrictions set forth below, shall inure to the benefit of the fee owners of the Benefitted Land and are imposed upon the Land and every part thereof as a servitude in favor of the Benefitted Land and every portion thereof as the dominant tenement.

         1. FORMATION OF ASSESSMENT DISTRICT. Paragraph 7.5 of the Purchase Agreement relates to the formation of an assessment district by Seller to finance the costs of certain infrastructure improvements, and includes in Paragraph 7.5.3 the following covenants, which shall be covenants running with the Land:

                             "7.5.3 POST-CLOSING FORMATION OF ASSESSMENT
         DISTRICT. If the Assessment District has not been formed as of the Close of Escrow, for a period of three (3) years after the Close of Escrow (or until such earlier time as Seller notifies Buyer in writing that Seller will not be seeking the Land's inclusion within an Assessment District), Buyer shall cooperate as reasonably requested by Seller in forming the Assessment District following the Close of Escrow, including, without limitation, voting in favor of the formation thereof in the manner and at the times as are determined by Seller in its sole discretion. Upon the determination of the exact amount of the Land's share of the assessment, Seller shall reimburse Buyer, in Cash, for the amount that would have been the Assessment District Credit; provided, however, that Buyer shall have no obligation to subject the Land to the Assessment District unless and until Seller provides Buyer a letter of credit issued by a bank reasonably approved by Buyer (or other security reasonably satisfactory to Buyer) in the amount reasonably estimated by Seller and approved by Buyer as the likely amount of the Assessment District Credit, as security for Seller's reimbursement obligation. Upon the expiration of the three-year period after the Close of Escrow, or following Seller's written notification to Buyer that Seller will not be seeking the Land's inclusion within an Assessment District, Buyer shall have no further obligation to cooperate with Seller's efforts to form the Assessment District. Until such time, and subject to Buyer's receipt of the letter of credit or other security:

                                    "(a) Buyer shall not file any written or
                  oral protest or opposition of any kind to the formation of the Assessment District or the levying of liens, assessments, taxes, special taxes, exactions, fees, and/or charges (collectively "Impositions") through the Assessment District.

                                    "(b) Buyer shall consent to, or, if an
                  election is called, cast its vote in favor of the Assessment District and the levying of Impositions by the Assessment District.

                                    "(c) Buyer shall not take any action that
                  would in any way interfere with the formation of the Assessment District or decisions made or actions taken by Seller with respect to the Assessment District or the bond financing relating thereto, including, without limitation, the timing of commencement of Impositions, the amount of Impositions, the spreading of Impositions and the use of the Impositions collected by the Assessment District.

                                    "(d) To the extent any owner of record of
                  the Land has the right to protest the formation of the Assessment District, those rights shall be held solely by Seller. Upon the request of Seller, Buyer shall grant Seller its proxy to vote its interest as a landowner in any election involving the Assessment District."

         2. COVENANTS RUNNING WITH THE LAND. The matters described in Paragraph 1 above shall be a burden upon the Land that will survive the conveyance of the Land or any portion thereof by Buyer to any transferee, and will be enforceable for a period ending upon the earlier of three (3) years following recordation of this Declaration or Declarant's conveyance of the Benefitted Land to an unaffiliated third party, at which time this Declaration shall terminate as to all of the Land, without further action by either party.

         3.       OTHER PROVISIONS.

                  a. The term Buyer, as used in this Declaration, shall refer to Biosite and to its successors in interest as owners of the Land. Each successive owner, during its ownership of any portion of the Land, and each person having any interest in the Land derived through any such successive owner, shall be bound hereby for the benefit of the Benefitted Land.

                  b. Any violation of the provisions herein contained will be deemed to be a continuing violation and no delay in the delivery of any notice of any violation hereof or in the enforcement of any rights or the seeking of any remedies provided hereunder will constitute, or be deemed to constitute, a waiver of the right to give such notice, enforce such right or seek such remedy at any time after the occurrence of such violation.

                  c. No breach or violation of the terms of the Declaration shall defeat or render invalid the lien of any mortgage, deed of trust or similar instruments securing a loan made in good faith and for value concerning the development or permanent financing of the Land or any portion thereof.

                  d. This Declaration may be modified or extinguished by an instrument in writing signed, acknowledged and recorded by Declarant, and will be automatically extinguished, without action by Declarant, upon the earlier of three (3) years following recordation of this Declaration or Seller's conveyance of the Benefitted Land to an unaffiliated third party. If termination occurs because of the conveyance of the Benefitted Land to an unaffiliated third party, Declarant Seller shall upon request by Buyer record an instrument evidencing termination of this Declaration.

                  e. The provisions herein contained are covenants and are for the benefit of each party's land and have been made with the intent of satisfying the requirements of California CIVIL CODE Section 1468.

         IN WITNESS WHEREOF, Declarant has signed and made this Declaration as of the date first above written.


DECLARANT:                 H. G. FENTON  COMPANY, a California corporation which
                           acquired title as H. G. Fenton Material Company


                           By
                              --------------------------------------------------
                           Its
                              --------------------------------------------------


                           By
                              --------------------------------------------------
                           Its
                              --------------------------------------------------


[Add acknowledgments and legal descriptions of the Land and the Benefitted Land]